Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Welcomes F. John Stark III as New Chief Financial Officer

November 16, 2015 -- Milwaukee, WI -- Telkonet, Inc. (OTCQB: TKOI), creator of the EcoSmart platform of in-room automation solutions integrated to optimize energy efficiency, comfort and data collection to support the emerging Internet of Things (IoT) announced that effective today, F. John Stark III succeeds Gene Mushrush as the Company's Chief Financial Officer. Mr. Stark joins the Company from Water Tower Capital, LLC, a nationally recognized, specialty investment banking firm, where he served as Managing Principal.

Jason Tienor, CEO of Telkonet commented, "John’s previous success leading financial teams on the buy side and sell side, will be invaluable as we continue to grow, develop momentum and thoughtfully consider options to improve our capital structure and up-list to a major exchange, at an appropriate time. The Telkonet Board and I look forward to working with John and are confident he will be a tremendous asset to the business as we move forward."

Mr. Tienor continued, "The Board of Directors and I would like to thank Gene for his years of dedicated service, wish him all the best in his new endeavors and the best of luck for the future."

Mr. Stark’s path to becoming an experienced investor and manager began more than two decades ago when he joined the Minneapolis law firm of Briggs and Morgan. His work on a project finance transaction led to him joining the client as Chief Operating Officer and General Counsel, and within six months the client completed an IPO. John’s career on the buy side began when he joined the private placement group at Washington Square Capital, and later as the head of the Special Investments Group at PPM America, in Chicago. John’s experience on the sell side includes being co-head of the Restructuring Group at Oppenheimer & Co. Inc. in Los Angeles. John has served as a director of: AET Films, American Restaurant Group, Bucyrus International, Carolina Steel, Cherrydale Farms, Coldwater Portfolio Partners, Crescent Communications, IPM Automotive, LePages, NCH NuWorld Marketing, Orius Tele-communications, Peebles, and PPM America. John has a Bachelor’s degree from Wabash College, and Juris Doctor degree from Vanderbilt University School of Law.

ABOUT TELKONET

Telkonet is a leading provider of intelligent automation solutions throughout commercial markets worldwide. The Internet of Things (IoT), offer considerable energy cost reductions, staff productivity enhancements and carbon footprint reductions through intelligent networked communications, improved asset utilization and data analytics. IoT platforms like Telkonet’s EcoSmart enable users to achieve savings, value and service through networked connectivity providing monitoring, control, analytics, convenience and the ability to participate with the emerging Smart Grid through automated demand response initiatives. Telkonet serves vertical markets that have established the company as a leading networking, efficiency and energy management technology provider. Those markets consist of Hospitality, Education, Military, Government, Healthcare and Public Housing. Telkonet’s business divisions include EcoSmart, a networked automation platform featuring Recovery Time technology offering cost savings, energy reductions, optimized asset utilization and improved comfort, and EthoStream®, one of the largest hospitality High-Speed Internet Access networks in the world providing public Internet access to more than 8 million monthly users.

www.telkonet.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Telkonet, Inc. • 20800 Swenson Drive, Suite 175 • Waukesha, WI 53186 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com